EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Spectrum Brands Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share, issuable pursuant to the Spectrum Brands Holdings, Inc. Amended and Restated 2020 Omnibus Equity Plan	Other	1,375,000	$74.38	$102,272,500	0.00011020	$11,270.43
Total Offering Amounts					$102,272,500		$11,270.43
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$11,270.43

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.
(2)	Estimated in accordance with Rule 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of Spectrum Brands Holdings, Inc.’s common stock reported by the New York Stock Exchange as of August 8, 2023.